Exhibit 99.1

Janus Contact:	March 11, 2008

James Aber: 303-336-4513

Shelley Peterson: 303-316-5625

JANUS CAPITAL GROUP ELECTS THREE NEW MEMBERS TO

BOARD OF DIRECTORS

DENVER —Janus Capital Group Inc. (NYSE: JNS) today announced the appointments of three influential investment management executives — Timothy K. Armour, Jeffrey J. Diermeier, CFA and Lawrence E. Kochard, CFA — to its board of directors. The three appointments expand the Janus board to 14 directors, 12 of whom are independent.

After 10 years at Morningstar Inc., a leading provider of independent investment research, Armour recently retired as Morningstar’s managing director.  He was managing director of Morningstar from 2000 to 2008, its president from 1999 to 2000, and its chief operating officer from 1998 to 1999.  From 1992-1998, he served as president of Stein Roe & Farnham’s mutual funds division. Prior to that, he was senior vice president and director of Marketing in Citibank’s retail bank division. Armour began his career in 1975 with General Foods Corporation, where he spent 12 years in product management and strategic planning. Armour earned a bachelor’s degree in business administration from Gettysburg College. From 1970-1973, he served as a lieutenant in the United States Navy. After completing his tour of duty, Armour earned his MBA in marketing and international business from Columbia University.

Since 2005, Diermeier has been president and CEO of CFA Institute, a global, not-for-profit association of investment professionals. Before coming to CFA Institute, he spent 29 years at UBS Global Asset Management and its predecessor organizations, primarily Brinson Partners, Inc., eventually becoming the firm’s global chief investment officer. In addition to the board of governors of CFA Institute, Diermeier sits on the boards of The Q-Group, XBRL U.S., XBRL International Advisory Board and Stairway Partners. He also is director of the University of Wisconsin Foundation. Diermeier earned a bachelor’s degree in business administration and an MBA from the University of Wisconsin-Madison and holds the Chartered Financial Analyst® (CFA®) designation.

Since 2004, Kochard has been the chief investment officer of Georgetown University, where he also is a lecturer at the university’s McDonough School of Business. Before coming to Georgetown, Kochard was managing director of equity and hedge fund investments for the Virginia Retirement System. From 1997 to 2004, he taught in the University of Virginia’s McIntire School of Commerce and Department of Economics. Kochard started his career with positions in financial analysis and planning, corporate finance and capital markets for E.I. DuPont de Nemours and Company, Fannie Mae and the Goldman Sachs Group, Inc.  Kochard earned a bachelor’s degree in economics from William & Mary and an MBA from the University of Rochester. He also holds a master’s degree in economics and a Ph.D. in economics from the University of Virginia and holds the Chartered Financial Analyst designation.

“These three individuals bring a tremendous amount of experience and knowledge to the table, and we're pleased to have them join the board of directors," said Steve Scheid, Chairman of the Janus Capital Group board of directors.

About Janus Capital Group Inc.

Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

At the end of December 2007, Janus managed $206.7 billion in assets for more than four million shareholders, clients and institutions around the globe.  Outside the U.S., Janus has offices in London, Tokyo, Hong Kong and Singapore. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.